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MFS Mid Cap Growth Fund, a series of MFS Trust IV, changed its disclosure  under
Investment Objective from "...is long-term growth of capital," to "...is to seek capital appreciation," as described in Post-Effective Amendment No. 44 to the Registration Statement (File Nos. 2-54607 and 811-2594), as filed with the Securities and Exchange Commission via EDGAR on October 27, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.

MFS Money Market Fund, a series of MFS Trust IV, changed its disclosure under Principal Investment Strategies from "The fund may invest up to 35% of its total assets in U.S. dollar-denominated securities of foreign issuers, including foreign companies, foreign governments and sovereign entities (such as government agencies), foreign banks and U.S. branches of foreign banks" to "MFS may invest the fund's assets in U.S. dollar-denominated foreign money market instruments" as described in Post-Effective Amendment No. 44 to the Registration Statement (File Nos. 2-54607 and 811-2594), as filed with the Securities and Exchange Commission via EDGAR on October 27, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.